Exhibit 99.1

2222  NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Brian Ketcham	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2017 Second Quarter Results

•	Revenue and earnings increase over prior year’s second quarter
•	Irrigation segment revenue increases on solid growth from international markets
•	Infrastructure segment revenue increases with improved gross margin

OMAHA, Neb., March 30, 2017—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its second quarter ended February 28, 2017.

Second Quarter Results

Second quarter fiscal 2017 revenues were $124.1 million compared to revenues of $120.6 million in the prior year’s second quarter.  Net earnings for the quarter were $5.0 million or $0.47 per diluted share compared with a net loss of $4.1 million or $0.37 per diluted share in the second quarter of the prior year.  The prior year period included $13.0 million of environmental remediation expenses which, on an after-tax basis, reduced net earnings by $8.5 million, or $0.78 per diluted share.

Irrigation segment revenues for the second quarter increased three percent to $106.2 million from $103.1 million in the prior year’s second quarter.  U.S. irrigation revenues of $61.5 million declined 15 percent, as harsh winter weather conditions in the Northwest resulted in lower irrigation equipment unit volume and lower revenue from other irrigation businesses.  International irrigation revenues were $44.7 million, an increase of 46 percent compared to the second quarter of the prior year, driven primarily by improved demand and project activity in South America, Africa and the Commonwealth of Independent States region.  Infrastructure segment revenues for the second quarter increased two percent to $17.9 million, as increased demand for road safety products and higher Road Zipper® system sales and lease revenue was offset in part by a decline in sales volume for rail products.

Gross margin for the second quarter of fiscal 2017 was 26.5 percent of sales compared to 26.9 percent of sales in the prior year’s second quarter.  Improved margin in the infrastructure segment was more than offset by lower margin in the irrigation segment, as improved U.S. irrigation margin was offset by a higher mix of international revenue at comparatively lower margins.  Improved infrastructure margin resulted from increased cost absorption in Road Zipper® system production and volume leverage from road safety product sales.

Operating expenses for the second quarter of fiscal 2017 were $24.4 million, a decrease of $12.7 million compared to the second quarter in the prior year.  Excluding the impact of the environmental remediation expenses in the prior year’s second quarter, operating expenses were slightly higher in the current year primarily due to increased new product development and testing costs.  Operating expenses were 19.7 percent of sales in the second quarter of fiscal 2017 compared with 30.8 percent of sales in the second quarter of the prior year.  Operating margins were 6.9 percent in the second quarter of fiscal 2017, unchanged compared to the second quarter of the prior year after excluding the environmental expenses.

Cash and cash equivalents at the end of the second quarter were $102.8 million compared to $101.2 million at the end of the prior fiscal year and $89.5 million at the end of the prior year’s second quarter.  There were no share repurchases made during the second quarter of fiscal 2017.  A total of $63.7 million remains available under the Company’s share repurchase program as of February 28, 2017.

The backlog of unshipped orders at February 28, 2017 was $62.3 million compared with $52.6 million at February 29, 2016.  Order backlogs were improved in both the irrigation and infrastructure in comparison to the prior year.

Six Month Results

Total revenues for the six months ended February 28, 2017 were $234.5 million, a decrease of three percent compared to $242.2 million in the same prior year period.  Net earnings were $5.9 million or $0.55 per diluted share compared with $2.8 million or $0.25 per diluted share in the prior year.

Irrigation segment revenues decreased four percent to $196.1 million for the six months ended February 28, 2017 from $204.4 million in the same prior year period, as U.S. irrigation revenues of $111.8 million decreased 15 percent and international irrigation revenues of $84.3 million increased 16 percent.  Infrastructure segment revenues increased two percent to $38.4 million for the six months ended February 28, 2017, as increased demand for road safety products was offset in part by a decline in sales volume for rail products.

Outlook

Rick Parod, President and Chief Executive Officer, commented, “In the irrigation segment, orders and project levels improved in the second quarter after experiencing a slow start to the year in the first quarter.  Strong sales growth in international irrigation reflects improving demand and increased project activity.  I am pleased with the U.S. irrigation gross margin improvement achieved, especially in view of raw material inflation experienced in the quarter. In the infrastructure segment, second quarter revenues were modestly improved over the prior year in a seasonally lower period, and we continue to see improved operating performance in the segment.”

Parod continued, “We are currently in the midst of the primary selling season for irrigation equipment in North America where overall market conditions, affected by lower commodity prices and reduced farm incomes, are resulting in seasonal demand similar to the prior year.  I am encouraged by the improving activity levels we are seeing in the international irrigation and infrastructure markets.  The longer-term drivers for our markets of population growth, expanded food production and efficient water use, and infrastructure upgrades and expansion support our expectations for growth.”

Second-Quarter Conference Call

Lindsay’s fiscal 2017 second quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today.  Interested investors may participate in the call by dialing (888) 321-8161 in the U.S., or (706) 758-0065 internationally, and referring to conference ID # 90564253.  Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company's Web site, www.lindsay.com.  Replays of the conference call will remain on our Web site through the next quarterly earnings release.  The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor.  The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name.  At February 28, 2017, Lindsay had approximately 10.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Six months ended
(in thousands, except per share amounts)	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016
Operating revenues	$124,125	$120,573	$234,515	$242,195
Cost of operating revenues	91,184	88,128	173,200	175,336
Gross profit	32,941	32,445	61,315	66,859

Operating expenses:
Selling expense	10,132	10,363	20,114	20,355
General and administrative expense	10,230	23,028	21,585	32,043
Engineering and research expense	4,057	3,748	8,359	7,407
Total operating expenses	24,419	37,139	50,058	59,805

Operating income (loss)	8,522	(4,694)	11,257	7,054

Interest expense	(1,201)	(1,201)	(2,410)	(2,397)
Interest income	171	229	336	393
Other income (expense), net	144	(527)	(212)	(847)

Earnings (loss) before income taxes	7,636	(6,193)	8,971	4,203

Income tax expense (benefit)	2,624	(2,064)	3,086	1,388

Net earnings (loss)	$5,012	$(4,129)	$5,885	$2,815

Earnings (loss) per share:
Basic	$0.47	$(0.37)	$0.55	$0.25
Diluted	$0.47	$(0.37)	$0.55	$0.25

Shares used in computing earnings (loss) per share:
Basic	10,657	11,024	10,647	11,142
Diluted	10,674	11,024	10,670	11,163

Cash dividends declared per share	$0.29	$0.28	$0.58	$0.56

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 28,	February 29,	August 31,
(in thousands)	2017	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$102,825	$89,522	$101,246
Restricted cash	-	2,028	2,030
Receivables, net	78,828	79,225	80,610
Inventories, net	82,847	82,078	74,750
Prepaid expenses	5,208	4,418	3,671
Other current assets	15,968	12,802	14,468
Total current assets	285,676	270,073	276,775

Property, plant and equipment, net	75,632	78,916	77,627
Intangibles, net	44,890	49,475	47,200
Goodwill	76,577	76,628	76,803
Deferred income tax assets	3,094	3,108	4,225
Other noncurrent assets, net	4,747	5,070	4,885
Total assets	$490,616	$483,270	$487,515

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$44,254	$36,371	$32,268
Current portion of long-term debt	199	195	197
Other current liabilities	46,350	47,971	55,395
Total current liabilities	90,803	84,537	87,860

Pension benefits liabilities	6,708	6,431	6,869
Long-term debt	116,876	117,075	116,976
Deferred income tax liabilities	1,678	1,020	1,223
Other noncurrent liabilities	20,995	22,588	23,020
Total liabilities	237,060	231,651	235,948

Shareholders' equity:
Preferred stock	-	-	-
Common stock	18,746	18,713	18,713
Capital in excess of stated value	59,002	55,908	57,338
Retained earnings	466,630	455,535	466,926
Less treasury stock - at cost	(277,238)	(261,118)	(277,238)
Accumulated other comprehensive loss, net	(13,584)	(17,419)	(14,172)
Total shareholders' equity	253,556	251,619	251,567
Total liabilities and shareholders' equity	$490,616	$483,270	$487,515

Lindsay Corporation and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended
(in thousands)	February 28, 2017	February 29, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$5,885	$2,815
Adjustments to reconcile net earnings to net cash provided
by operating activities:
Depreciation and amortization	8,120	8,536
Provision for uncollectible accounts receivable	(609)	(1,103)
Deferred income taxes	1,707	(4,163)
Share-based compensation expense	1,815	1,534
Other, net	(594)	1,828
Changes in assets and liabilities:
Receivables	2,710	(5,220)
Inventories	(7,368)	(8,094)
Other current assets	3,375	(1,779)
Accounts payable	11,926	(2,247)
Other current liabilities	(8,135)	(5,273)
Current taxes payable	(5,987)	(3,641)
Other noncurrent assets and liabilities	(2,123)	11,833
Net cash provided by (used in) operating activities	10,722	(4,974)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(4,194)	(7,392)
Proceeds from settlement of net investment hedges	2,054	2,317
Payments for settlement of net investment hedges	(482)	(512)
Other investing activities, net	136	1,073
Net cash used in investing activities	(2,486)	(4,514)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	647	113
Common stock withheld for payroll tax withholdings	(635)	(712)
Principal payments on long-term debt	(98)	(96)
Repurchase of common shares	-	(32,215)
Dividends paid	(6,181)	(6,183)
Net cash used in financing activities	(6,267)	(39,093)

Effect of exchange rate changes on cash and cash equivalents	(390)	(990)
Net change in cash and cash equivalents	1,579	(49,571)
Cash and cash equivalents, beginning of period	101,246	139,093
Cash and cash equivalents, end of period	$102,825	$89,522